UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2007

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-5556 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2007 Mr. Byron E. Hodnett and Mr. Robert F. Lloyd notified Consolidated-Tomoka Land Co. (the “Company”) of their resignations from the Board of Directors of the Company, with such resignations to be effective at the 2007 annual meeting of shareholders of the Company. Each director will continue to serve on the Board through the 2007 annual meeting of shareholders. Neither director resigned as a result of any disagreement with the Company on any matter.

The Board of Directors of the Company has nominated Mr. William H. Davison and Mr. James E. Jordan to replace Messrs. Hodnett and Lloyd. The nomination of Mr. Davison was recommended by Mr. Lloyd and the nomination of Mr. Jordan was recommend by Mr. David Winters of Wintergreen Advisers, LLC, a shareholder of the Company.

Mr. Davison, age 63, is Chairman of the Board, President and Chief Executive Officer of SunTrust Bank of East Central Florida. Mr. Jordan, age 62, retired in 2005 as managing director of Arnhold and S. Bleichroeder Advisers, LLC (a privately owned asset management company). Mr. Jordan currently serves on the Board of Directors of First Eagle Funds, Florida East Coast Industries, Inc., JZ Equity Partners, PLC, and Leucadia National Corporation. As nominees, Mr. Davison and Mr. Jordan will be subject to election by the Company’s shareholders as Class II directors at the 2007 annual meeting of shareholders.

The 2007 annual meeting of shareholders is expected to be held on April 25, 2007, and proxy materials are expected to be mailed to shareholders beginning on March 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007
Consolidated-Tomoka Land Co. By: William H. McMunn, President and Chief Executive Officer